Exhibit 99.1

      PRESS RELEASE

For Release:           Immediate

Contact:                  Matt Pudlowski (314/877-7091) or Scott Monette (314/877-7113)

RALCORP HOLDINGS ANNOUNCES RESULTS FOR
THE QUARTER AND YEAR ENDED SEPTEMBER 30, 2010

▪	Q4 net sales up 15% and organic volume up 4%
▪	Adjusted diluted EPS of $1.26 for the quarter, including favorable tax effects
▪	Accretion from acquisitions of $0.18 per share in the quarter

ST. LOUIS, MO, November 9, 2010 … Ralcorp Holdings, Inc. (NYSE:RAH) today reported results for the fourth quarter and fiscal year ended September 30, 2010, which include the operations of American Italian Pasta Company (“AIPC”) (acquired July 27, 2010), Sepp’s Gourmet Foods Ltd. (acquired June 25, 2010), J.T. Bakeries Inc. and North American Baking Ltd. (both acquired May 31, 2010) from their respective acquisition dates.

Executive Summary
	Three Months Ended			Year Ended
	September 30,			September 30,
	2010	2009	% Change	2010	2009	% Change
(dollars in millions, except per share data)
Net Sales	$1,129.2	$983.2	15%	$4,048.5	$3,891.9	4%
Diluted Earnings per Share	$.76	$1.40	-46%	$3.74	$5.09	-27%
Adjusted Diluted Earnings per Share	$1.26	$1.14	11%	$4.68	$4.29	9%

•	Net Sales grew in the fourth quarter as a result of incremental sales from acquisitions as well as improvement in overall base-business sales volume, with increases in most product categories.
•
Diluted Earnings per Share (EPS) were negatively affected in the fourth quarter by the impairment of intangible assets, increased merger and integration costs, a provision for legal settlement, and the absence of any gains or earnings related to Ralcorp’s former investment in Vail Resorts, Inc. (Vail).  These items are excluded from Adjusted Diluted EPS.

•
Fourth quarter earnings (reported and adjusted) include the effect of $11.8 million, or $.13 per share, of systems upgrade and conversion costs and stock-based compensation expense versus $3.6 million, or $.04 per share, in the same period last year.  Favorable tax adjustments in the fourth quarter of fiscal 2010 had an impact of approximately $7.0 million, or $.13 per share.

•
Acquisitions completed in fiscal 2010 were accretive by approximately $.18 per share for the fourth quarter, driven primarily by AIPC, and are expected to contribute at least $.75 per share in fiscal 2011.

    Commenting on the 2010 results, co-CEO Kevin Hunt said, “We are pleased with the performance of all four of our business acquisitions during the quarter, and we are continuing to execute our revenue and cost synergy plans for each of the acquired companies.”  Regarding the Branded Cereal Products segment, co-CEO David Skarie said, “This was a transitional quarter for Post as we executed our previously announced plans to reduce our trade spending.  We will continue to focus on improving innovation and trade spending efficiency in 2011.  We are excited about our new product pipeline and improvements to our existing products that we will announce during the year.”  Kevin Hunt continued, “Ralcorp is facing significant raw material cost increases as we enter the new fiscal year.  We intend to aggressively reduce internal costs, eliminate inefficient trade spending and take pricing actions when justified.  We expect these mitigation efforts to largely offset cost increases.”

Net Sales
	Three Months Ended			Year Ended
	September 30,			September 30,
	2010	2009	% Change	2010	2009	% Change
(dollars in millions)
Base-business Net Sales	$989.8	$983.2	1%	$3,804.4	$3,891.9	-2%
Net sales from recent acquisitions
excluded from base-business net sales:
Harvest Manor Farms (March 20, 2009)	-	-	-%	96.1	-	2%
AIPC (July 27, 2010)	101.4	-	10%	101.4	-	3%
Other fiscal 2010 acquisitions	38.0	-	4%	46.6	-	1%
Net Sales	$1,129.2	$983.2	15%	$4,048.5	$3,891.9	4%

Net sales increased 15% from last year’s fourth quarter, primarily as a result of recent acquisitions which accounted for 14% of the increase for the three months ended September 30, 2010.  Base-business net sales increased 1% in the fourth quarter due to 4% higher volumes, with growth in most of the Company's significant product categories.  Net sales were reduced by lower net selling prices in several categories.

Margins

	Three Months Ended		Year Ended
	September 30,		September 30,
	2010	2009	2010	2009
(% of net sales)
Gross Profit	25.9%	28.3%	26.6%	27.2%
Selling, general and administrative expenses	-13.3%	-14.7%	-13.0%	-14.5%
Amortization of intangible assets	-1.4%	-1.1%	-1.2%	-1.1%
Impairment of intangible assets	-1.7%	-%	-1.0%	-%
Other operating expenses, net	-1.8%	-.1%	-.9%	-.1%
Operating Profit	7.8%	12.4%	10.4%	11.5%

    Gross profit decreased as a percentage of net sales due to lower net pricing and changes in product mix, particularly shifts from higher-margin categories such as ready-to-eat cereals to lower-margin private label products in the Snacks, Sauces and Spreads segment and nutritional bars.
    Selling, general and administrative expenses decreased as a percentage of net sales largely due to the aforementioned change in sales mix.  This decrease was partially offset by increased expenses related to information system conversions and stock-based compensation expense.  Stock-based compensation expense increased largely due to the timing of expense recognition for awards to retirement-eligible recipients.
    Along with incremental sales, the current year acquisitions brought significant intangible assets related to customer relationships and trademarks.  The resulting incremental amortization expense totaled $5.2 million, or $.06 per share, in the quarter ended September 30, 2010.
    In addition to the items discussed above, operating profit margin was affected by the impairment of intangible assets, merger and integration costs, and the provision for legal settlement discussed below.

Excluding the effects of those amounts, adjusted operating margins were 11.6% and 12.5% for the quarter and year ended September 30, 2010 compared to 12.7% and 12.3% for the corresponding periods of fiscal 2009.

Impairment of Intangible Assets
    In September 2010, a trademark impairment loss of $19.4 million was recognized in the Branded Cereal Products segment related to the Post Shredded Wheat and Grape Nuts trademarks based on reassessments completed in the fourth quarter.  The trademark impairment was due to a reallocation of advertising and promotion expenditures to higher-return brands and reductions in anticipated sales-growth rates.

Merger and Integration Costs
    As discussed above, the Company completed four acquisitions during fiscal 2010.  During the three months ended September 30, 2010, Ralcorp recorded approximately $14.5 million of expenses related to recent acquisitions.  Those expenses included professional services fees and a one-time finished goods inventory revaluation adjustment related to the AIPC transaction, as well as Post Foods transition and integration costs, and severance costs related to all four fiscal 2010 acquisitions.  No additional Post Foods transition and integration costs will be incurred in fiscal 2011.  Of the $14.5 million merger and integration costs, $4.5 million is included in “Cost of goods sold,” $1.6 million in “Selling, general and administrative expenses,” and $8.4 million in “Other operating expense, net.”

Provision for Legal Settlement
    During the three months ended September 30, 2010, the Company accrued $7.5 million in connection with the potential settlement of certain contractual claims by a customer currently pending in mediation.  Those claims arose primarily as a result of the customer’s recall of certain peanut-butter based products in January 2009.

Interest Expense and Income Taxes
    Interest expense increased $6.6 million for the three months ended September 30, 2010 compared to the same period in the prior year due to a $981.1 million increase in outstanding debt since September 30, 2009.  To help finance the AIPC acquisition, the Company incurred approximately $1.1 billion of debt in July with a weighted-average interest rate of approximately 3.8%.  The weighted-average interest rate on all of the Company’s outstanding debt was 5.7% and 6.0% in the fourth quarter of fiscal 2010 and 2009, respectively.
    Fourth quarter income taxes include entries to adjust income tax expense amounts from the estimates previously recorded to the amounts reflected on recently filed tax returns, including the effects of lower than anticipated effective state rates and the final tax effects of the sale of Vail shares.  These adjustments resulted in effective tax rates of 24.2% and 33.5% for the quarter and year ended September 30, 2010, respectively, compared to 34.8% and 35.9% for the corresponding periods in the prior year.

Items Related to Ralcorp’s Former Investment in Vail Resorts, Inc.
    Prior year earnings were affected by changes in the fair value of the Company’s forward sale contracts related to its shares of Vail, gains on the sale of its Vail shares, and equity method earnings from its investment in Vail.  Fair value adjustments on forward sale contracts and sales of securities resulted in gains of $17.6 million (non-cash) and $70.6 million, respectively, for the year ended September 30, 2009.  The forward sale contracts were settled by the end of the third quarter of fiscal year 2009 and all remaining shares of Vail common stock were sold during the remainder of fiscal 2009 with a fourth quarter gain of $26.8 million.  As of September 30, 2009, Ralcorp no longer owned any shares of Vail common stock.

Segment Results

	Three Months Ended			Year Ended
	September 30,			September 30,
	2010	2009	% Change	2010	2009	% Change
(pounds in millions)
Sales Volume
Branded Cereal Products	111.1	122.5	-9%	492.8	503.0	-2%
Other Cereal Products	139.6	137.2	2%	527.3	544.5	-3%
Snacks, Sauces & Spreads	352.1	309.2	14%	1,315.2	1,217.4	8%
Frozen Bakery Products	169.8	154.8	10%	652.4	636.1	3%
Pasta	160.1	-	n/a	160.1	-	n/a
Total Sales Volume	932.7	723.7	29%	3,147.8	2,901.0	9%

(dollars in millions)
Net Sales
Branded Cereal Products	$238.3	$270.1	-12%	$987.5	$1,070.6	-8%
Other Cereal Products	213.9	204.6	5%	799.7	803.3	0%
Snacks, Sauces & Spreads	394.2	343.7	15%	1,461.6	1,323.2	10%
Frozen Bakery Products	181.4	164.8	10%	698.3	694.8	1%
Pasta	101.4	-	n/a	101.4	-	n/a
Total Net Sales	$1,129.2	$983.2	15%	$4,048.5	$3,891.9	4%

Segment Profit
Branded Cereal Products	$62.4	$73.6	-15%	$220.6	$250.6	-12%
Other Cereal Products	22.1	20.9	6%	90.3	92.0	-2%
Snacks, Sauces & Spreads	28.7	28.0	2%	152.6	117.6	30%
Frozen Bakery Products	18.7	20.0	-6%	80.8	69.1	17%
Pasta	21.6	-	n/a	21.6	-	n/a
Total Segment Profit	$153.5	$142.5	8%	$565.9	$529.3	7%

Segment Profit Margin
Branded Cereal Products	26%	27%	22%	23%
Other Cereal Products	10%	10%	11%	11%
Snacks, Sauces & Spreads	7%	8%	10%	9%
Frozen Bakery Products	10%	12%	12%	10%
Pasta	21%	n/a	21%	n/a
Total Segment Profit Margin	14%	14%	14%	14%

Depreciation and Amortization
Branded Cereal Products	$13.8	$13.5	2%	$55.4	$50.6	9%
Other Cereal Products	5.5	5.3	4%	21.3	20.7	3%
Snacks, Sauces & Spreads	10.3	8.3	24%	36.2	31.1	16%
Frozen Bakery Products	9.9	8.8	13%	36.7	35.4	4%
Pasta	8.7	-	n/a	8.7	-	n/a
Corporate	1.9	2.1	-10%	8.5	6.9	23%
Total Depreciation and Amortization	$50.1	$38.0	32%	$166.8	$144.7	15%

Branded Cereal Products
    Fourth quarter net sales in the Branded Cereal Products segment (Post Foods) were down 12% from last year, primarily as a result of a 9% volume decline.  Post consumption lagged the ready-to-eat cereal category as the Company reduced trade spending from last quarter’s aggressive levels.  Trade spending levels in the fourth quarter were also below those in the first two quarters of fiscal 2010, but above those in last year’s fourth quarter, as the segment transitions to more efficient trade programs.
    The segment’s profit decreased compared to the prior year fourth quarter primarily as a result of the lower sales volume and higher promotional spending, as well as unfavorable production cost variances.  Those effects were partially offset by reduced spending for advertising.

Other Cereal Products
    Fourth quarter net sales in the Other Cereal Products segment were 5% higher than in the prior year.  The increase was driven by 2% volume growth and a favorable mix, partially offset by lower selling prices.  Favorable variances in volume and mix are mainly attributable to a 42% volume increase in nutritional bars, as ready-to-eat cereal volume declined nearly 6% for the fourth quarter.
    The segment’s profit increased compared to the prior year fourth quarter as a result of the higher sales, as well as lower package design, brokerage and distribution costs per unit.  These increases were partially offset by higher raw material costs (specifically sugar, vitamins, and cocoa).

Snacks, Sauces & Spreads
    For the three months ended September 30, 2010, net sales for the Snacks, Sauces & Spreads segment were up 15% as a result of incremental sales from recently acquired cracker producers, J.T. Bakeries and North American Baking, as well as increases within the base business.  Net sales of the base business were up 7% compared to last year’s fourth quarter as a result of 9% volume growth driven by non-measured channel gains, partially offset by reduced selling prices.
    The segment’s fourth quarter profit was up more than 2% from a year ago as a result of increased profits from the base business as well as results from recent business acquisitions.  Base-business profit was up more than 1% as a result of higher volumes and lower production costs, partially offset by the effects of price declines.  Compared to the third quarter of fiscal 2010, the segment’s profit margin declined due to reduced selling prices, higher tree-nut costs, and increased sales of lower-margin snack nuts and saltine crackers.

Frozen Bakery Products
    In the Frozen Bakery Products segment, fourth quarter net sales grew 10% from a year ago, primarily due to results from the recently acquired Sepp’s Gourmet Foods business as well as increases within the base business.  Base-business net sales were up 4% as the effects of increased volume and a favorable sales mix were partially offset by the effects of lower pricing.  Base-business volume was up 5%, driven by new and expanded product distribution with two major retailers and year-over-year volume growth in the foodservice channel for the first time in eight quarters.
    The segment’s profit was down for the three months ended September 30, 2010 versus the same period in 2009, primarily as a result of lower pricing, partially offset by higher volumes and results from the recent acquisition.

Pasta
    Net sales in the Pasta segment (AIPC) decreased approximately 3% for July 27 through September 30 compared to August and September in the prior year.  The decrease is attributable to lower average selling prices and increased promotional spending, partially offset by an increase in volume.

Outlook
    As discussed above, Ralcorp’s fiscal 2010 results were affected by a number of events and circumstances that affect the comparability of those results.  Looking ahead to fiscal 2011, the Company provided the following discussion of expectations regarding costs and margins, sales volume and promotional plans, debt servicing and capital expenditures, tax rates and other key financial and operational factors.
    “We currently forecast that our ingredient, packaging and freight costs will rise approximately $200 million net of hedges for fiscal 2011, with the most significant impacts from wheat (durum and common), nuts, sugar, and oils.
    “Given this level of commodity cost increase and anticipated inflation, we are implementing a number of strategies.  First, we are aggressively reducing costs internally through continuous improvement programs and capital-related projects.  Second, we are reducing inefficient trade programs and increasing prices when justified.  The timing of these pricing actions is expected to lag our cost increases, particularly in the first quarter of fiscal 2011.
    “Our Post cereal operating results were hurt in fiscal 2010 by lower volumes, notwithstanding higher promotional spending.  While the promotional spending achieved its objective of increasing market share, some of the spending was inefficient and did not achieve targeted sales volume increases.  During fiscal 2011, we plan to improve several of our existing products and introduce some innovative new products into the market.  We also plan to eliminate inefficient trade programs as we increase our investment in advertising and consumer spending to support our new product initiatives.
    “We completed four acquisitions with debt financing during 2010.  These financings raised our ratio of total debt to pro forma EBITDA to approximately 3.4 times at September 30, 2010.  Our long-term goal is a leverage ratio of between 2.5 and 3.0 times.  In order to reduce leverage, we plan to focus on debt repayment during the first half of fiscal 2011.
    “In addition, for fiscal 2011, we currently project capital expenditures of between $150 and $165 million (including maintenance expenditures of approximately $50 million), depreciation expense of approximately $150 million, amortization expense of approximately $75 million, and an effective tax rate of approximately 36%.  Also, we expect system upgrade and conversion costs to be similar to fiscal 2010.”

Non-GAAP Measures and Additional Information
    The non-GAAP measures presented herein and discussed below do not comply with accounting principles generally accepted in the United States, or GAAP, because they are adjusted to exclude certain cash and non-cash income and expenses.  These measures should not be considered an alternative to, or more meaningful than, related measures determined in accordance with GAAP.  These non-GAAP financial measures are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.
•
Base-business net sales, as reported herein, has been adjusted to exclude estimated current year sales attributable to recently acquired businesses for the period corresponding to the pre-acquisition period of the comparative period of the prior year.  For each acquired business, the excluded period starts at the beginning of the respective quarter or year-to-date period and ends one year after the acquisition date.  The Company has included financial measures for the base business (such as sales growth) because they provide useful and comparable trend information regarding the results of our businesses without the effect of the timing of acquisitions.

•
Total segment profit is an accumulation of the GAAP measures of profit for each reportable segment that are reported to the chief operating decision maker for purposes of making decisions about allocating resources to each segment and assessing its performance, which gives investors a combined measure of these key amounts.

•
Adjusted EBITDA, as presented herein, is defined as earnings before interest, income taxes, depreciation, and amortization, excluding impairment of intangible assets, equity method earnings and other gains or losses related to the Company’s investment in Vail Resorts, Inc., merger and integration costs, provision for legal settlement, and amounts related to plant closures.  Ralcorp presents Adjusted EBITDA because management believes it provides a more complete understanding of the factors and trends affecting the business than GAAP measures alone.  Ralcorp’s board of directors, management, and investors use Adjusted EBITDA to assess the Company’s performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of capital structure (such as varying levels of interest expense), asset base (such as depreciation, amortization, and impairments), items largely outside the control of the management team (such as income taxes), items related to acquisitions and disposal activity (such as merger and integration costs and amounts related to plant closures), amounts related to significant legal settlements, and items related to the Company’s former investment in Vail Resorts, Inc.

•
Adjusted diluted earnings per share is an additional measure for comparing the earnings generated by operations between periods, without the effects of certain special items related to intangible asset impairments, Ralcorp’s former investment in Vail Resorts, Inc. (as described above), merger and integration costs, provision for legal settlement, and amounts related to plant closures.

•
Adjusted operating margin is an additional measure for comparing operating margins between periods, without the effects of certain special items related to intangible asset impairments and merger and integration costs, provision for legal settlement, and amounts related to plant closures.

    For additional information regarding the Company’s results, including reconciliations of non-GAAP measures to related GAAP measures, refer to the schedules below, as well as to the financial statements and management’s discussion and analysis included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2010, expected to be filed on November 29, 2010.

Cautionary Statement on Forward-Looking Language
    Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release.  These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this release.  All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements.  These factors and risks include, but are not limited to, general economic conditions, changes in actual or forecasted cash flows, competitive pressures, future sales volume, significant increases in the costs of certain commodities, timely implementation of price increases, successful execution of cost saving strategies, changes in tax laws, integration risks associated with the recent acquisitions, changes in weighted average shares for diluted EPS, increases in transportation costs, and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.  The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release.

About Ralcorp Holdings, Inc.
    Ralcorp produces Post branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; frozen dough for cookies, Danishes, bagels and doughnuts; and dry pasta.  For more information about Ralcorp, visit the Company’s website at www.Ralcorp.com.

RALCORP HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in millions except per share data, shares in thousands)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net Sales	$1,129.2	$983.2	$4,048.5	$3,891.9
Cost of goods sold	(836.8)	(704.9)	(2,971.6)	(2,834.1)
Gross Profit	292.4	278.3	1,076.9	1,057.8
Selling, general and administrative expenses	(149.7)	(144.2)	(528.1)	(564.3)
Amortization of intangible assets	(15.5)	(11.1)	(49.3)	(42.3)
Impairment of intangible assets	(19.4)	-	(39.9)	-
Other operating expenses, net	(19.8)	(1.2)	(37.7)	(2.9)
Operating Profit	88.0	121.8	421.9	448.3
Interest expense, net	(32.7)	(26.1)	(107.8)	(99.0)
Gain on forward sale contracts	-	-	-	17.6
Gain on sale of securities	-	26.8	-	70.6
Earnings before Income Taxes
and Equity Earnings	55.3	122.5	314.1	437.5
Income taxes	(13.4)	(42.6)	(105.3)	(156.9)
Earnings before Equity Earnings	41.9	79.9	208.8	280.6
Equity in earnings of Vail Resorts, Inc.,
net of related deferred income taxes	-	-	-	9.8
Net Earnings	$41.9	$79.9	$208.8	$290.4

Earnings per Share
Basic	$.76	$1.41	$3.79	$5.16
Diluted	$.76	$1.40	$3.74	$5.09

Weighted Average Shares Outstanding
Basic	54,643	56,368	54,933	56,166
Diluted	55,288	57,083	55,622	56,961

RALCORP HOLDINGS, INC.
UNAUDITED RECONCILIATIONS OF NON-GAAP MEASURES
(Dollars in millions except per share data)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2010	2009	2010	2009

Adjusted Diluted Earnings per Share	$1.26	$1.14	$4.68	$4.29
Impairment of intangible assets	(.22)	-	(.45)	-
Gain on forward sale contracts and sale of securities	-	.30	-	.99
Equity in earnings of Vail Resorts, Inc.	-	-	-	.17
Merger and integration costs	(.17)	(.04)	(.37)	(.35)
Provision for legal settlement	(.09)	-	(.09)	-
Amounts related to plant closures	(.02)	-	(.03)	(.01)
Diluted Earnings per Share	$.76	$1.40	$3.74	$5.09

Adjusted EBITDA	$181.0	$163.4	$671.7	$625.5
Interest expense, net	(32.7)	(26.1)	(107.8)	(99.0)
Income taxes	(13.4)	(42.6)	(105.3)	(156.9)
Depreciation and amortization	(50.1)	(38.0)	(166.8)	(144.7)
Impairment of intangible assets	(19.4)	-	(39.9)	-
Gain on forward sale contracts and sale of securities	-	26.8	-	88.2
Merger and integration costs	(14.5)	(3.5)	(33.1)	(32.0)
Provision for legal settlement	(7.5)	-	(7.5)	-
Amounts related to plant closures	(1.5)	(.1)	(2.5)	(.5)
Equity in earnings of Vail Resorts, Inc.,
net of related deferred income taxes	-	-	-	9.8
Net Earnings	$41.9	$79.9	$208.8	$290.4

Total Segment Profit	$153.5	$142.5	$565.9	$529.3
Interest expense, net	(32.7)	(26.1)	(107.8)	(99.0)
Impairment of intangible assets	(19.4)	-	(39.9)	-
Gain on forward sale contracts and sale of securities	-	26.8	-	88.2
Merger and integration costs	(14.5)	(3.5)	(33.1)	(32.0)
Provision for legal settlement	(7.5)	-	(7.5)	-
Amounts related to plant closures	(1.5)	(.1)	(2.5)	(.5)
Stock-based compensation expense	(6.0)	(3.4)	(17.9)	(13.4)
Systems upgrade and conversion costs	(5.8)	(.2)	(9.6)	(.5)
Other unallocated corporate expenses	(10.8)	(13.5)	(33.5)	(34.6)
Earnings before Income Taxes and Equity Earnings	$55.3	$122.5	$314.1	$437.5

Adjusted Operating Margin	11.6%	12.7%	12.5%	12.3%
(% of net sales)
Impairment of intangible assets	-1.7%	-%	-1.0%	-%
Merger and integration costs	-1.3%	-.4%	-.8%	-.8%
Provision for legal settlement	-.7%	-%	-.2%	-%
Amounts related to plant closures	-.1%	-%	-.1%	-%
Operating Profit	7.8%	12.4%	10.4%	11.5%